                                                                    Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the American Pharmaceutical Partners, Inc. 1997 Stock Option Plan and to the American Pharmaceutical Partners, Inc. 2001 Stock Incentive Plan of our report dated February 5, 2001, except for the second paragraph of Note 15 under the caption "Patent Matters," as to which the date is March 23, 2001, and the first paragraph of Note 1 and the third paragraph of Note 15, as to which the date is December 10, 2001, relating to the consolidated financial statements which the date is December 10, 2001, relating to the consolidated financial statements which appear in the Registration Statement (No. 333-70900) on Form S-1, as amended, of American Pharmaceutical Partners, Inc. filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of American Pharmaceutical Partners, Inc. for each of the three years in the period ended December 31, 2000 listed in Item 16(b) of the aforementioned Registration Statement on Form S-1, as amended. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                               /s/ Ernst & Young LLP




Woodland Hills, California
March 13, 2002